Exhibit 99.3

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated May 9, 2021 to the Board of Directors of Bonanza Creek Energy, Inc. (the “Company”) relating to the proposed merger of the Company and Extraction Oil and Gas, Inc. (the “Extraction Opinion”) included in Annex B to this Amendment No. 1 to the joint proxy statement/prospectus, which such joint proxy statement/prospectus forms a part of the Company’s registration statement on Form S-4 (the “Registration Statement”), (ii) the references to the Extraction Opinion in the joint proxy statement/prospectus, (iii) the use of our opinion letter dated June 6, 2021 to the Board of Directors of the Company relating to the proposed merger of the Company and CPPIB Crestone Peak Resources America Inc. (the “Crestone Peak Opinion”) included in Annex G to the joint proxy statement/prospectus, and (iv) the references to the Crestone Peak Opinion in the joint proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

August 27, 2021